EXHIBIT 10.1

License Agreement

between

Tubz, LLC

and

William Marsh Rice University

Rice Agreement # ___________________

Effective Date: December 9, 2014

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THIS LICENSE AGREEMENT (“Agreement”), with an Effective Date of December 9, 2014, is entered into by William Marsh Rice University, a Texas non-profit corporation with a principal address at 6100 Main Street, Houston, TX 77005 (“Rice”), and Tubz, LLC, a Delaware limited liability company with its principal address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (“Licensee”).

WHEREAS, Rice is the owner of certain inventions, know-how and rights pertaining toa graphene-carbon nanotube hybrid material and its use in electrodes, including without limitation all rights pursuant to the patent applications, and issued patents listed in Exhibit A; and,

WHEREAS, Licensee desires to secure the exclusive right and license to use, develop, manufacture, market, sublicense and exploit the inventions disclosed and claimed in the patent applications and issued patents in Exhibit A; and,

WHEREAS, Rice believes that such use, development and exploitation of the inventions disclosed and claimed in the patent applications and issued patents in Exhibit A is in the public's best interest and is consistent with Rice's educational and research missions and goals.

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein and the mutual benefits to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rice and Licensee, hereby agree as follows:

SECTION 1 Definitions

1.1

“Adjusted Gross Sales” means the cash consideration or Fair Market Value of any non-cash consideration attributable to the Sale of any Rice Licensed Product(s), less qualifying costs directly attributable to such Sale and actually identified on the invoice and borne by the seller. Such qualifying costs shall be limited to the following:

a)	Discounts, in amounts customary in the trade for quantity purchases;

b)	Credits or refunds, not exceeding the original invoice amount, for claims or returns;

c)	Transportation insurance premiums;

d)	Outbound transportation expenses; and/or

e)

Sales, or use taxes, or duties imposed by a governmental agency paid by or on behalf of seller, other than any non-U.S. taxes or duties paid by or on behalf of Licensee as described in Section 3.6 below.

1.2	“Affiliate” means any entity, which controls, is controlled by, or is under common control with a party by ownership or control of at least fifty percent (50%) of the voting stock or other ownership.

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1.3	“Confidential Information” means:

(a)	For Licensee, reports submitted to Rice under Sections 3.4 of this Agreement, sublicense agreements submitted to Rice under Section 2.3, and

(b)	For Rice, all information related to Rice Patents delivered to Licensee pursuant to this Agreement.

1.4	“Effective Date” means the date first written above on which this Agreement is deemed to take effect and both Parties become subject to the rights and obligations set forth herein.

1.5

“Fair Market Value” means the cash consideration which one would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

1.6

“Field of Use” means consumer electronics (including without limitation mobile electronics, mobile telephones/smartphones, tablets, and wearable electronics), nanoelectronic technologies, electric vehicles, energy storage, and medical devices.

1.7

“Insolvent” means as to Licensee the circumstance in which (a) after the fifth anniversary of the Effective Date, the sum of the Licensee's debts, liabilities and other obligations is greater than all of the Licensee's assets at a fair valuation, or (b) Licensee is generally not paying its debts, liabilities and other obligations as they become due, and Licensee is not able to make reasonable assurances to Rice that Licensee will be able to pay its debts, liabilities and other obligations as they become due.

1.8	“Party” shall mean Rice or Licensee individually, and “Parties” shall mean Rice and Licensee collectively.

1.9	INTENTIONALLY OMITTED

1.10

“Rice Licensed Product(s)” means product(s) whose manufacture, use or sale is covered in whole or in part by any claim of the Rice Patents; product(s) which are made in whole or in part using a process or machine covered in whole or in part by a claim of the Rice Patents; or product(s) made, at least in part, using Rice Patents. Rice Licensed Product(s) shall also include any service rendered in whole or in part through the use of a product, process or machine covered in whole or in part by any claim of any of the Rice Patents or enabled by Rice Patents.

1.11

“Rice Patent(s)” are those United States patent applications and issued patents listed in Exhibit A hereto and any corresponding foreign patent applications and issued patents, and any divisionals, continuations (excluding continuations-in-part), reissues and reexaminations to the extent that the claims are directed to subject matter within the Field of Use.

1.12	“Sale” means any bona fide transaction for which cash or non-cash consideration is received or expected for the sale, use, lease, import, transfer or other disposition of Rice Licensed Product(s).

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1.13

“Term” means the term of this Agreement which shall commence on the Effective Date and continue until the date of expiration of the last to expire of Rice’s rights in Rice Patents, unless sooner terminated pursuant to the terms of this Agreement.

1.14	“Territory” means worldwide.

SECTION 2 License Grant

2.1

Grant of Exclusive Rights. Rice grants to Licensee an exclusive, sublicensable, assignable (subject to the assignment provisions herein), worldwide, license under the Rice Patents listed in Exhibit A, to make, have made, use, import, offer for sale, sell, lease, distribute, or otherwise transfer Rice Licensed Products in the Field of Use in the Territory during the Term of this Agreement subject to Rice’s rights set forth in Section 2.3, 2.5, 7, and to any federal government interest reserved or granted to the Government of the United States as a matter of law or statute. No other rights or licenses are granted hereunder.

2.2

Additional Licenses. A license in any other field of use in addition to the Field of Use shall be the subject of a separate agreement and shall require Licensee’s submission of evidence, satisfactory to Rice, demonstrating Licensee’s willingness and ability to develop and commercialize in such other field of use the kinds of products or processes likely to be encompassed in such other field.

2.3	Sublicensing. Licensee shall have the right to grant sublicenses under Section 2.1 to third parties. The right to sublicense is subject to the following conditions:

a)

In each such sublicense, the sublicensee shall be prohibited from granting further sublicenses and shall be subject to terms substantially similar to the terms and conditions of the license granted to Licensee under this Agreement. Licensee shall include a requirement that the sublicense use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably practicable. The Licensee shall be responsible for its sublicensees and shall not grant any rights that are inconsistent with the rights granted to, and obligations of, Licensee hereunder. No such sublicense agreement shall contain any provision that would cause it to extend beyond the Term of this Agreement.

b)

Licensee shall notify Rice of each sublicense granted hereunder and furnish to Rice a copy of each fully-executed sublicense agreement and any amendments thereof within thirty (30) days of execution. Licensee shall also promptly forward to Rice a copy of all royalty reports received by Licensee from sublicensee(s).

c)	Each such sublicense shall include the following provisions for the benefit of Rice:

(i)	Confidentiality obligations on sublicensee to maintain the confidentiality of Rice Confidential Information

(ii)	Obligation of sublicensee to inform Licensee and Rice of infringement and litigation related to Rice Patents

(iii)	Disclaimer of Warranty by Rice; Limitation of Liability of Rice; Indemnification by the sublicensee of Rice

(iv)	Insurance obligations equivalent to those required of Licensee in Section 9

(v)	Audit rights by Licensee of sublicensee of the same scope as provided in this Agreement with respect to Licensee

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Licensee’s right to grant sublicenses is contingent upon the sublicense agreement meeting the requirements set forth in this Section 2.3.

d)

Notwithstanding any such sublicense, Licensee shall remain primarily liable to Rice for all of the Licensee's duties and obligations contained in this Agreement, and any act or omission of a sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement subject to the remedial measures within this subsection. Licensee shall include in each sublicense a right of termination exercisable by Licensee if the sublicensee breaches the payment or reporting obligations affecting Rice or any of the other terms and conditions of the sublicense that would constitute a breach of this Agreement if Licensee had performed such acts or omissions. In the event of a sublicensee breach, and if after reasonable opportunity to cure as provided in any such sublicense not to exceed 45 days for a payment breach and 60 days for a non-payment breach, such sublicensee fails to cure such sublicensee breach, then Licensee must terminate the sublicense within 30 days thereafter, with a copy of such written notice of termination to Rice.

e)

If Licensee becomes Insolvent, Rice’s proportionate share of all payments then or thereafter due and owing to Licensee from its sublicensees for the sublicense of the Rice Patents rights shall upon notice from Rice to any such sublicensee become payable directly to Rice for the account of Licensee; provided however, that Rice shall remit to Licensee the amount by which such payments exceed the amounts owed by Licensee to Rice.

f)

Upon termination of this Agreement pursuant to Section 5 below, all sublicenses shall, at Rice's option, be assigned to, and assumed by, Rice on substantially similar terms as this Agreement, provided each such sublicensee is not in breach of, or in default under, any of the provisions of its sublicense and provided that the sublicensee wishes to assign such agreement to Rice as a direct licensor.

g)

(i) Beginning four (4) years from the Effective Date, if Rice and/or Licensee receives a bona fide request from a third party for a sublicense to the Rice Patents to develop, make, have made, use, sell, offer to sell, lease, and import a Rice Licensed Product which is not directly competitive with any Rice Licensed Product then offered for sale by Licensee (or any existing sublicensee), then Licensee shall enter into good faith negotiations toward granting at least a non-exclusive sublicense to the third party for that third party’s Rice Licensed Product. As an alternative to granting a sublicense, Licensee (or one of its sublicensees) may submit to Rice, within two (2) months of the third party’s request for a sublicense, a plan for prompt and diligent development of a Rice Licensed Product of the type requested by the third party, including a commitment to development milestones. If Rice approves this plan, with such approval not to be unreasonably withheld, the third party sublicense shall not be granted, and Section 2.3(g)(ii) below shall not apply.

(ii) If Licensee has not granted a sublicense to the third party under Section 2.3(g) (i) above within six (6) months of receiving the request in writing, Rice shall have the right to grant a license to the third party under royalty terms no more favorable than are granted herein to Licensee. The six month period during which Licensee may grant a sublicense, prior to Rice assuming such right, shall be extended an additional three (3) months if, at the end of the initial six (6) month period, both Licensee and third party potential sublicensee assert to Rice that they are engaged in good faith negotiations towards completing a sublicense agreement. Should Rice grant a license under this paragraph, the field of use licensed in such license agreement shall be excluded from the Field of Use, and all of Licensee’s rights in the excluded field of use shall terminate via an amendment to the Field of Use definition in this Agreement.

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2.4

U.S. Manufacturing. Licensee agrees that any Rice Licensed Products sold in the United States will be manufactured substantially in the United States if such Rice Licensed Products are produced under Rice Patents whose technology was developed under U.S. federal funding.

2.5	Rice’s Continuing Educational and Research Rights.

a)

Notwithstanding the grant of rights to Licensee in Section 2.1, Licensee acknowledges that Rice shall retain a continuing irrevocable worldwide right to use Rice Patent(s) and to make, have made, use or transfer (whether or not for consideration) Rice Licensed Products on a non-exclusive royalty-free basis for educational, academic and research purposes only, including, but not limited to, third party sponsored research and research collaborations with investigators from other institutions or government agencies, and the right to grant others non-exclusive licenses to make and use for education, academic and research purposes the subject matter described and claimed in Rice Patents. Licensee further acknowledges that the scope of Rice’s continuing rights includes the right of Rice to publish and disclose any research results generated by Rice related to any of the foregoing and to grant other institutions and government agencies the right to publish the results of their research.

b)

Rice shall have the right to use, upon request and prior approval from Licensee, free of charge, any product or process developed by Licensee which contains, or is based on, any Rice Licensed Product, for Rice research, educational, academic or administrative purposes.

c)	No provision of this Agreement shall restrict Rice’s ability to conduct further research and development in the area of the Rice Licensed Products or other areas.

SECTION 3 Fees, Royalties and Commercial Obligations

3.1	License Initiation Fee and Royalties.

a)

In partial consideration of the exclusive license granted herein, Licensee shall pay to Rice, a non-refundable, non-creditable, license initiation fee of $40,000 (forty thousand US dollars) to be paid within ten (10) business days of the Effective Date.

b)	In further consideration of the exclusive license granted herein, Licensee shall pay to Rice royalties (“Royalties”) calculated as 3% (three percent) of:

(i)	Adjusted Gross Sales attributable to Licensee; and

(ii)

Adjusted Gross Sales attributable to Licensee’s sublicensees, provided that Royalties on any Sale of Rice Licensed Product(s) by Licensee to Licensee’s sublicensees shall not be due until the resale of such Rice Licensed Product(s) by the sublicensee

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c)

Licensee shall promptly pay to Rice twenty-five percent (25%) (“Non-Sale Based Sublicense Consideration”) of any cash or non-cash consideration received, whether for sublicense initiation fee, annual fee, sublicense milestone payments, or other such non sale based royalty consideration payable by a sublicensee as consideration for or under a sublicense. Non Sale Based Sublicense Consideration does not include (i) the Sale-based Royalties set forth in Section 3.1(b) payable to Rice by Licensee under this Agreement, or (ii) any equity investments and/or loans made by a sublicensee in and to Licensee, provided however that such equity investments and/or loans are not made in consideration for the grant of any sublicense. Any non-cash consideration received by the Licensee from such sublicensees shall be valued at its Fair Market Value as of the date of receipt.

d)	Royalties and Non-Sale Based Sublicense Consideration payable by Licensee to Rice under this Section 3.1 shall accompany reports as set forth in Section 3.4 below.

3.2	Annual Minimum Royalties; Milestones.

a)	Licensee shall pay to Rice the following annual minimum royalties on the dates set forth below:

DATE	AMOUNT
January 1, 2017	$10,000
January 1, 2018	$25,000
January 1, 2019	$50,000
January 1, 2020	$450,000
January 1, 2021 and each January 1 of every year thereafter	$1,000,000

These Annual Minimums are creditable towards Royalties due in the forthcoming year.

b)

Licensee shall use its best efforts to develop for commercial use and to market Rice Licensed Product(s) as soon as practicable, consistent with sound and reasonable business practices. Licensee shall also meet the milestones set forth in Exhibit B.

c)

At any time after four years from the Effective Date of this Agreement, Rice may terminate or render this license non-exclusive in whole or in part as appropriate, if in Rice’s reasonable judgment, the Progress Reports furnished by Licensee do not demonstrate that Licensee:

1.

Has put the licensed subject matter into commercial use in the country or countries hereby licensed directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public; or

2.	Is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the milestones set forth in Exhibit B.

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3.3	INTENTIONALLY OMITTED

3.4

Reports and Royalty Payments. Licensee shall deliver to Rice within forty-five (45) days after the end of each calendar quarter, any part of which is within the Term of this Agreement, a written report, certified by the chief financial officer of Licensee and setting forth in reasonable detail the calculation of the royalties due to Rice for such calendar quarter:

	a)	Number of Rice Licensed Product(s) sold;

	b)	Type of Rice Licensed Product sold and corresponding Rice Patent(s) involved with each Rice Licensed Product

	c)	Countries in which Rice Licensed Products were sold;

	d)	Adjusted Gross Sales listed by country in which the Sale occurred; and

e)

Payments owed to Rice, listed by category, including without limitation, royalties on Sales, and sublicensee-derived consideration, including the relative Fair Market Values attributable to Rice Licensed Product(s).

Licensee shall accompany each report of this Section 3.4 with the payment of amounts due to Rice; provided however, if Licensee has not received the consideration due for a Sale, or has not received the consideration owed to Licensee by a sublicensee, then amounts due to Rice with respect to such unreceived consideration will be payable by Licensee to Rice upon receipt thereof by Licensee. If no amounts are due to Rice for any reporting period, the report shall so state.

Licensee shall provide Rice on each June 1 and December 1 during the Term of this Agreement with written reports, setting forth in such detail as Rice may reasonably request, the progress of the research and development, evaluation, testing, regulatory approvals, manufacturing, sublicensing, marketing and sales and commercialization of any Rice Licensed Product(s) for the most recent time period and plans for the forthcoming year (“Progress Reports”). If multiple technologies are covered by the license granted hereunder, the Progress Report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Exhibit B, Licensee shall explain the reasons for the difference and propose a modified research and development plan for Rice’s review and approval. Licensee shall also provide any reasonable additional data Rice requires to evaluate Licensee’s performance.

3.5	Records; Audits.

a)

Licensee will maintain, and cause its sublicensees to maintain, complete and accurate books and records that enable the consideration payable hereunder to be verified. The records for each calendar quarter shall be maintained for five (5) years after the submission of each report under Section 3.4 hereof.

b)

Upon reasonable prior notice to Licensee, Rice or its appointed independent, certified public accountants shall have access to such books and records relating to Adjusted Gross Sales as necessary to conduct a review or audit of Adjusted Gross Sales. Such access shall be available to Rice during normal business hours, not more than once each calendar year of the Term of this Agreement, and once a year for three years after the expiration or termination of this Agreement. If an audit of Licensee’s records indicate that Licensee has underpaid royalties by five percent (5%) or more, Licensee will pay the costs and expenses incurred by Rice and its accountants, if any, in connection with the review or audit.

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c)

Upon reasonable notice to Licensee, Rice may request Licensee conduct a review or audit of its sublicensees by an accountant approved by Rice. Licensee shall require sublicensee, upon reasonable prior notice, to provide such accountant access to sublicensee’s books and records relating to Net Sales as necessary to conduct a review or audit of Net Sales. Such access shall be available to Rice during normal business hours, not more than once each calendar year of the Term of this Agreement, and once a year for three years after the expiration or termination of this Agreement. If an audit of Licensee’s or sublicensee’s records indicate that Licensee has underpaid royalties by five percent (5%) or more, Licensee or its sublicensees will pay the costs and expenses incurred by Rice and its accountants, if any, in connection with the review or audit.

d)

Whenever Licensee has its books and records audited by an independent certified public accountant, Licensee shall, within thirty (30) days of the conclusion of such audit, provide Rice with a copy of the audit report or that portion of the audit report that relates to Royalties and Non Sale-Based Sublicense Consideration.

3.6	Country; Place of Payment; Interest; Foreign Taxes.

a)

All dollar amounts referred to in this Agreement are expressed in United States dollars and all payments to Rice shall be made in United States dollars by check payable to “William Marsh Rice University” or by electronic transfer as follows:

Wire To:

J. P. MORGAN CHASE BANK

712 Main Street

Houston, TX 77002

ABA#: (routing Number)

Domestic Bank use: 021000021

Foreign Banks USE: 021-000-021 Swift Code:CHASUS33

Account #: 00101418847

Beneficiary: William Marsh Rice University – Funding Account

Amount: $

By Order Of:

Reference: OTT MS705

b)

If Licensee receives revenues from Adjusted Gross Sales or consideration from sublicensees in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency used by Licensee’s bank on the day the bank credits such funds to Licensee’s account.

c)

Amounts that are not paid within sixty (60) days of being due hereunder shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

d)

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Rice Licensed Product made, used, sold, leased, transferred, or disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the State of Texas or jurisdictions within such State) levied on or on account of the amounts (including royalty payments) payable to, or for the account of, Rice University under this Agreement. These taxes are not deductible from any payments due Rice.

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3.6

Without derogating from any termination terms set forth herein, including the Licensee’s obligations to pay royalties under Sections 5.5 and 5.7 of this Agreement, the foregoing royalties shall be payable on a country-by-country basis, for the duration of the Term only and shall thereafter cease.

SECTION 4 Patent and Reimbursement

4.1

Rice shall work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of Rice Patents; provided that Rice shall maintain final authority in all decisions regarding the prosecution and maintenance of Rice Patents. Licensee shall promptly reimburse Rice for all past and future documented attorneys' fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Rice Patents. Licensee shall not be liable for fees and expenses associated with the preparation, prosecution and maintenance of Rice Patents that Licensee has specifically advised Rice in writing that it does not desire to pursue. Licensee may elect to surrender Rice Patent rights in any country upon at least sixty (60) days’ prior written notice to Rice. Such notice shall not relieve Licensee from responsibility to reimburse Rice for patent-related expenses incurred prior to the expiration of the sixty (60) day notice period (or such longer period specified in Licensee’s notice). Rice shall provide Licensee with itemized statements reflecting the expenses owed to Rice for the preparation, prosecution and maintenance of Rice Patents and Licensee shall reimburse Rice for such expenses within thirty (30) days after receipt of such statement.

4.2

Although Rice shall maintain final authority in all decisions regarding the selection and management of patent counsel, both Rice and Licensee will be involved in all phases of patent prosecution: preparation, office action responses, filing strategies for continuation or divisional applications, etc. Rice will request that copies of all documents prepared by patent counsel be provided to Licensee for review and comment prior to filing to the extent practicable under the circumstances.

4.3

Rice shall confer with Licensee as to the countries in which Licensee desires Rice to seek patent protection. Licensee shall, upon request by Rice, provide Rice or its authorized representative with any information needed to file or prosecute such patent application and will execute and deliver to Rice all documents required to file and prosecute such patent application.

4.4	Licensee and its sublicensees shall comply with all United States and foreign laws with respect to patent and copyright marking of Rice Licensed Product(s).

4.5

Licensee shall provide to Rice and Rice’s patent counsel prompt notice of all matters that come to Licensee’s attention that may affect the preparation, prosecution or maintenance of any Rice Patents. In particular, licensee must immediately notify Rice if Licensee or any Affiliate or sublicensee does not qualify as a “small entity” as provided by the United States Patent and Trademark Office.

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SECTION 5 Term and Termination

5.1	This Agreement shall terminate at the end of the Term unless sooner terminated as herein provided.

5.2	Licensee, at its option, may terminate this Agreement at any time by giving thirty (30) days prior written notice to Rice of Licensee's intent to terminate.

5.3	Rice, at its option, may terminate this Agreement as follows:

a)	Upon Licensee’s failure to cure a monetary breach within thirty (30) days after receiving written notice of such breach from Rice; or

b)	Upon Licensee’s failure to cure a breach (other than a monetary breach) within forty five (45) days after receiving written notice of such breach from Rice; or

c)	An examination by Rice’s accountant pursuant to Section 3.5 shows an underreporting or underpayment by Licensee in excess of twenty (20%) for any twelve (12) month period; or

d)

Licensee provides any false report, which has not been corrected within thirty (30) days after written notice thereof by Rice or within thirty (30) days after Licensee becomes aware that false information has been provided, whichever occurs earlier.

5.4

If Licensee becomes Insolvent, all duties of Rice and all rights (but not duties) of Licensee under this Agreement shall immediately terminate without the necessity of any action being taken by Rice or by Licensee. In addition, if Licensee becomes Insolvent, Rice, at its option, may terminate this Agreement immediately upon written notice to Licensee.

5.5

Upon termination of this Agreement, except under Section 5.1, Licensee shall have ninety (90) days to complete the manufacture of work in progress and one hundred eighty (180) days to complete the sale of any Rice Licensed Product(s) in stock or in the course of manufacture at the time of termination; provided, however, that all such Sales are subject to the royalty and accounting obligations set forth in this Agreement, even if such royalty obligations arise from transactions subsequent to the effective date of termination.

5.6	Upon termination of this Agreement, Licensee shall, at Rice's request, return to Rice all Confidential Information fixed in any tangible medium of expression.

5.7

Licensee's obligation to pay royalties accrued during the Term of this Agreement under Section 3 hereof shall survive termination of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that in no event shall the termination of this Agreement release Licensee, its Affiliates or sublicensees from the obligation to pay any amounts that become due on or before the effective date of termination under Sections 3, 4, 7, and 8. In addition, the provisions of Sections 3.4, 3.5, 5, 6, 7, 8, 9, 11, and 12 shall survive any termination or expiration of this Agreement, and each Party shall remain obligated under any other provisions that expressly or by their nature survive any expiration or termination of this Agreement.

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SECTION 6 Confidentiality

6.1

Each Party agrees to maintain in confidence and not to disclose to any third party any Confidential Information received from the other Party pursuant to this Agreement, including any Confidential Information disclosed to the other Party prior to the Effective Date; provided however, that Confidential Information may be disclosed to legal counsel or, upon execution of an appropriate confidentiality agreement, to sublicensees or potential sublicensees, corporate partners or potential corporate partners, investment bankers or consultants. Each Party agrees to ensure that its employees have access to Confidential Information only on a need-to-know basis and that they are obligated to abide by the confidentiality obligations hereunder. The foregoing obligation shall not apply to:

a)

Information that is known to the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to the disclosing party upon receipt of the Confidential Information;

b)	Information disclosed to the receiving party by a third party that has a right to make such disclosure without any obligation of confidentiality;

c)

Information that is independently developed by the receiving party by employees not having access to or knowledge of the disclosing party’s Confidential Information, in each case, to the extent evidenced by written records disclosed to the receiving party;

d)

Information that becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party, or a third person obtaining such information as a matter of right without any obligation of confidentiality;

e)

Information that is required to be disclosed by order of any governmental authority or a court of competent jurisdiction; provided that the receiving party shall use reasonable efforts to obtain confidential treatment of such information by the authority or court.

6.2

The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release Licensee from its obligation of confidentiality hereunder.

SECTION 7 Infringement and Litigation

7.1

Rice and Licensee are responsible for notifying each other promptly of any infringement of Rice Patents or any misappropriation of Rice Confidential Information that may come to their attention. Rice and Licensee shall consult one another in a timely manner concerning any appropriate response thereto.

7.2

With respect to any Rice Patents that are exclusively licensed to Licensee pursuant to this Agreement, Licensee shall have the right, but not the obligation to prosecute in its own name such infringement or misappropriation at its own expense, so long as such license is exclusive at the time of the commencement of such action. Before Licensee commences an action with respect to any infringement of such patents, Licensee shall give careful consideration to the views of Rice and to potential effects on the public interest in making its decision whether or not to sue. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Rice or grants any rights to Rice Patents, without Rice's advance written consent. Financial recoveries from any such litigation will first be applied to reimburse Licensee for its outside counsel fees and court costs, following which Rice will be reimbursed for same. After which, any additional recoveries, after the deductions set forth above, will be split 65% to the Licensee and 35% to Rice.

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7.3

Licensee’s prosecution rights under Section 7.2 shall be subject to the continuing right of Rice to intervene and join Licensee in any claim or suit for infringement or misappropriation of Rice Patents. If Rice elects to join as a party, Rice shall jointly control the action with Licensee. Rice shall retain the right to hire its own counsel, the costs of which are reimbursable as set forth in Section 7.2. Any financial recoveries shall be shared equally between Rice and Licensee.

In any claim or suit for infringement of Rice Patents under Section 7.2, Licensee may request that Rice join as a party. Licensee shall not join Rice as a party to any action without Rice's prior written consent, which shall not be unreasonably withheld, subject to the following conditions:

a)

In the event the court or other adjudicating body requires that Rice be joined as an indispensable party or in some other capacity to establish or maintain standing to an infringement action, Licensee shall immediately notify Rice of the same and transmit the corresponding court documents to allow for Rice to respond as it deems appropriate. If the court or other adjudicating body ultimately maintains such requirement, then Rice shall consent to joinder, and Licensee may join Rice, as a party in such action.

b)

Licensee shall reimburse Rice for any out-of-pocket costs and expenses Rice incurs, including reasonable attorneys’ fees, as part of an action brought by Licensee in which Licensee has requested Rice join as a party, irrespective of whether Rice becomes a co-plaintiff.

7.4

If Licensee fails to prosecute such infringement or misappropriation, Rice shall have the right, but not the obligation, to prosecute such infringement or misappropriation at its own expense. In such event, financial recoveries will be entirely retained by Rice.

7.5

In any action to enforce any of the Rice Patents, either Party, at the request and expense of the other Party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

7.6

If a declaratory judgment action is brought naming Licensee or Rice as a defendant and alleging invalidity or unenforceability of any of the Rice Patents, whether brought as an independently filed declaratory judgment action or as a counterclaim in any infringement-related litigation, Rice may elect to take over the sole defense of the declaratory judgment action or the declaratory judgment counterclaim portion of the other litigation, at its own expense. Each party shall promptly notify the other party hereto of its receipt of any such allegations. Licensee shall cooperate fully with Rice in connection with any such defense.

7.7

In the event that Licensee does challenge the validity or enforceability of one or more of the Rice Patents (or any claims therein), Rice may, at its option, upon written notice to Licensee: (1) terminate this Agreement or (2) require an augmented royalty of up to two (2) times the Royalties payable under Section 3.1 or equal to 8%. Such challenge of validity or enforceability includes, but is not limited to, actions before the United States Patent and Trademark Office, such as through reexamination. Any challenge by Licensee of the Patents shall be brought in the United States District Court in Harris County, Texas, or, when appropriate, the United States Patent and Trademark Office, with at least thirty (30) days written notice to Rice. Licensee shall pay all of Rice’s reasonable attorneys' fees, costs, and expenses associated with an unsuccessful challenge. A challenge shall be deemed unsuccessful if any claim of a challenged Rice Patent remains valid and enforceable after the challenge (even when the claim is narrowed in scope). Under no circumstance shall Rice pay any of Licensee's attorneys' fees, costs, and expenses related to any challenge of one or more of the Rice Patents.

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7.8

Non-assert. Licensee and Rice agree that Licensee shall not assert Rice Patents infringement claims against not-for-profit research institutions for activities related to research, teaching, education, or academic purposes.

SECTION 8 Disclaimer of Warranty; Limitation of Liability; Indemnification

8.1

Rice represents and warrants that (i) the Rice inventors of the Rice Patents have assigned their respective rights in the Rice Patents to Rice, and (ii) Rice’s Office of Technology Transfer has not received notice of any claim by a third party of an ownership interest in or infringement of third party rights by the Rice Patents. Except for the foregoing and as set forth in Section 12.2, Rice makes no representations or warranties of any kind, express or implied, concerning the Rice Patents, including, but not limited to, representations and warranties as to non-infringement, merchantability and fitness for any particular purpose.

8.2

THE RICE PATENTS, AND ANY OTHER INFORMATION OR TECHNOLOGY PROVIDED BY RICE AND USED IN THE MANUFACTURE, USE, IMPORT, SALE, OFFER FOR SALE, LEASE, OR OTHER TRANSFER OF RICE LICENSED PRODUCT(S) ARE PROVIDED ON AN “AS IS” BASIS AND RICE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, RICE MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY, OR (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR (III) THAT THE USE OF THE RICE PATENTS, OR RICE LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS.

8.3

IN NO EVENT SHALL RICE BE LIABLE TO LICENSEE OR LICENSEE’S SUBLICENSEES, LICENSEE'S OR LICENSEE’S SUBLICENSEE’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM (I) ARISING FROM THE USE OF THE RICE PATENTS, OR (II) ARISING FROM THE MANUFACTURE, USE, IMPORT, OR SALE OR OFFER FOR SALE, LEASE OR OTHER TRANSFER OF RICE LICENSED PRODUCT(S). IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (I) FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR (II) FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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8.4

LICENSEE SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS RICE, ITS TRUSTEES, OFFICERS, AGENTS, SUBCONTRACTORS, STUDENTS AND EMPLOYEES (INDIVIDUALLY, A “INDEMNIFIED PARTY”, AND COLLECTIVELY, THE “INDEMNIFIED PARTIES”) FOR, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, ACTION, CLAIM OR EXPENSE SUFFERED OR INCURRED BY THE INDEMNIFIED PARTIES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND OTHER COSTS AND EXPENSES OF LITIGATION) (INDIVIDUALLY, A “LIABILITY”, AND COLLECTIVELY, THE “LIABILITIES”) BASED UPON, ARISING OUT OF, OR OTHERWISE RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CAUSE OF ACTION RELATING TO PRODUCT LIABILITY, CONCERNING ANY BREACH OF THIS AGREEMENT BY LICENSEE OR ANY OF ITS SUBLICENSEES, USE OF THE RICE PATENT RIGHTS GRANTED UNDER THIS AGREEMENT BY LICENSEE OR ANY OF ITS SUBLICENSEES, OR RICE LICENSED PRODUCT MANUFACTURED, USED, IMPORTED, SOLD OR OFFERED FOR SALE, LEASED, TRANSFERRED OR OTHERWISE DISPOSED OF PURSUANT TO ANY RIGHT OR LICENSE GRANTED UNDER THIS AGREEMENT.

8.5

The Indemnified Party shall promptly notify Licensee of any claim or action giving rise to Liabilities. Licensee shall have the right to defend any such claim or action, at its cost and expense with attorneys satisfactory to Rice. Licensee shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Rice or grants any rights to the Rice Patents or Rice Licensed Product(s) without Rice's prior written consent. If Licensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, or if representation of such Indemnified Party by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnified Party or any other party represented by such counsel, Rice may assume the defense of such claim or action for the account and at the risk of Licensee, and any liabilities related thereto shall be conclusively deemed a liability of Licensee. Licensee shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of Rice or any other Indemnified Party contained herein are in addition to all other rights which Rice or such other Indemnified Party may have at law or in equity or otherwise.

SECTION 9 Insurance

9.1

Licensee and its sublicensees shall procure and maintain in full force and effect, throughout the Term of this Agreement, commercial general liability insurance for a minimum amount of $3,000,000 per occurrence and $3,000,000 in the aggregate. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement. Licensee shall maintain such commercial general liability insurance after the expiration or termination of this Agreement during any period in which Licensee or sublicensee continues to make, use, perform or sell a product that was a Rice Licensed Product under this Agreement, and thereafter for a period of five (5) years.

9.2	Rice reserves the right to request additional policies of insurance where appropriate and reasonable in light of Licensee’s business operations and availability of coverage.

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9.3

The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Rice as an additional insured with respect to Licensee's performance of this Agreement. All rights of subrogation shall be waived against Rice and its insurers. If so requested, Licensee shall provide Rice with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Licensee shall provide immediate notice to the certificate holder, William Marsh Rice University, if Licensee received any notice of cancellation or nonrenewal from its insurer.

9.4	The specified minimum insurance amounts shall not constitute a limitation on Licensee's obligation to indemnify Rice under this Agreement.

SECTION 10 Use of Names; Independent Contractor

10.1

Licensee and its employees and agents shall not use and Licensee shall not permit its sublicensees to use Rice's name, any adaptation thereof, any Rice logotype, trademark, service mark or slogan or the name mark or logotype of any Rice faculty, staff, student representative or organization in any way without the prior, written consent of Rice.

10.2

Rice hereby permits Licensee to acknowledge that Licensee has entered into an exclusive license for rights to certain technology developed at Rice and to describe, without divulging any Confidential Information, the nature of this Agreement and the Field of Use.

10.3

Licensee and Rice intend that their relationship under this Agreement shall be as independent contractors, and neither Licensee nor Rice shall conduct themselves in a manner inconsistent with such independent contractor status. Nothing in this Agreement nor any performance hereunder is intended, or shall be construed, to create a partnership, joint venture or other form of business enterprise, or relationship of agency or employment, between Licensee and Rice (including, its faculty, students and employees). Moreover, neither Party shall have the authority to enter into contracts on behalf of the other Party.

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SECTION 11 Notices

11.1

Any notice or other communication of the Parties required or permitted to be given or made under this Agreement shall be in writing and be deemed effective upon receipt if delivered personally, by reputable courier, by facsimile with confirmation or electronic transmission with confirmation, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the other Party as follows (or as changed by written notice pursuant to this Section):

If for Rice:

Office of Technology Transfer - MS 705 Rice University 6100 Main Street P. 0. Box 1892 Houston, TX 77005-1892 Attn: Director, Office of Technology Transfer

Phone:	(713) 348-6231
Fax:	(713) 348-6289
Email:	OTT-Director@rice.edu or techtran@rice.edu

If for Licensee: Suite 2 Ramat Bet Shemesh, Israel 99623

Attn:	Mark Radom and Yehuda Eliraz

Phone:	+972 77 535 0716
Fax:	+972 2 591 6260
Email:	mfradom@gmail.com, eliraz-y@zahav.net.il

SECTION 12  Additional Provisions

12.1

Legal Compliance. Licensee shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of Rice Patents and Rice Licensed Product(s). Licensee and its sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations under the United States Department of Commerce and International Traffic in Arms Regulations under the Department of State. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will make best commercial efforts to cause its sublicensees to comply with, all United States export control laws and regulations, that Licensee bears sole responsibility for any violation of such laws and regulations by itself or its sublicensees, and that it will indemnify, defend, and hold Rice harmless (in accordance with Section 8.4) for the consequences of any such violation.

12.2

Power and Authority; Due Authorization; No Conflict; Enforceability; Binding Effect. Each Party represents and warrants to the other Party that (i) such Party has the power and authority to execute, deliver and perform its obligations under this Agreement, (ii) the execution, delivery and performance of this Agreement have been duly authorized by such Party and does not and shall not conflict with any agreement or instrument to which it is bound, (iii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, and (iv) this Agreement, and the interests, rights, duties and obligations hereunder, shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

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12.3

Entire Agreement; Further Assurances. This Agreement, including Exhibits A and B attached hereto, constitutes the entire agreement between the Parties, and supersedes any prior or contemporaneous negotiations, understandings and agreements, with respect to the subject matter hereof. Each Party shall execute and deliver such further documents and take such further actions as may be required or reasonably requested by the other Party to effectuate the purposes of this Agreement.

12.4

No Assignment; No Amendment; No Waiver. This Agreement may not be assigned or transferred, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Licensee may assign this Agreement to its Affiliate GCNT, LLC, a Delaware limited liability company (“GCNT”), without the prior written consent of Rice, provided that Licensee gives Rice thirty (30) days prior written notice of such assignment and provided further that GCNT assumes all obligations and liabilities under this Agreement. This Agreement may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by each of the Parties. Any waiver of any provision of this Agreement shall be in writing duly executed by the waiving Party. The failure or delay by either Party to seek redress for any breach or default under this Agreement, or to insist upon the strict performance of any provision of this Agreement, shall not constitute a waiver thereof or of any other provision of this Agreement, and such Party shall have all remedies provided herein and at law and in equity with respect to such act and any subsequent act constituting the same.

12.5

Force Majeure; Remedies Cumulative. In the event either Party's performance under this Agreement is in any way prevented or delayed as a result of causes or conditions (other than financial incapacity to pay) beyond such Party's reasonable control, such Party shall be excused temporarily without liability with respect to such performance or nonperformance; provided, however, that such Party must diligently pursue reasonable and appropriate actions to remedy such cause or condition. The rights and remedies provided in this Agreement are cumulative in nature and shall be in addition to any such other rights and remedies available at law and in equity.

12.6	Resolution of Disputes.

a)

In the event of any dispute or disagreement between the Parties either in interpreting any provision of this Agreement or about the performance of either Party and upon the written request of either Party, each of the Parties will appoint a designated representative to attempt to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings. The specific format of such discussion shall be left to the discretion of the designated representatives. No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either Party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either Party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other Party).

b)

Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Section 12.6(b) is intended to relieve Licensee from its obligation to make undisputed payments pursuant to Sections 3 and 4 of this Agreement.

c)

The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 12.6(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

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12.7

Governing Law; Jurisdiction and Venue; Attorneys' Fees. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and the laws of the State of Texas (without regard to the conflicts or choice of law principles thereof). Licensee and Rice irrevocably consent to the jurisdiction of the State of Texas, and agree that any court of competent jurisdiction sitting in Harris County, Texas shall be an appropriate and convenient place of venue to resolve any dispute with respect to this Agreement. In the event either Party commences any proceeding against the other Party with respect to this Agreement, the prevailing Party (as determined by the authority before whom such proceeding is commenced) shall be entitled to recover reasonable attorneys' fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

12.8

Severability. In the event any provision of this Agreement is determined to be invalid or unenforceable, it is the desire and intention of the Parties that such invalidity or unenforceability not invalidate or render unenforceable the remainder of the Agreement and that such provision be reformed and construed in such a manner that it will, to the maximum extent practicable, be deemed valid and enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly.

12.9

Construction of Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement. The Section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

12.10

Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any other person or entity, other than the Parties and their successors and permitted assigns.

12.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties, intending to be legally bound, have caused this Agreement to be executed and delivered by their duly authorized representatives and effective as of the Effective Date.

William Marsh Rice University		Tubz, LLC

Date:

Signature:		Signature:
	Yousif Shamoo		Mark Radom
	Vice Provost for Research		Chief Executive Officer

Reviewed and recommended for signature:

Signature:
Nila D. Bhakuni
Director
Office of Technology Transfer

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Exhibit A

Rice Patents

Rice Tech ID 2012-034 titled “Graphene-CNT Hybrid Material and Use as a Supercapacitor Electrode” received by Rice on November 11, 2011
Rice Reference No.	App. No.	Title	Filing Date	Patent No.	Issue Date	Inventors
2012-034-01	US 61/561,578	Graphene-CNT Hybrid Material and Use as a Supercapacitor Electrode	November 18, 2011			James Tour, Yu Zhu, Lei Li
2012-034-02	PCT/US2012/065894	Graphene-CNT Hybrid Materials and Use as Electrodes	November 19, 2012			James Tour, Yu Zhu, Lei Li, Zheng Yan, Jian Lin
2012-034-03	14/358,864 (US)		May 16, 2014
2012-034-04	12868206.9 (EU)		May 16, 2014
2012-034-05	10-2014-7016486 (SK)		June 17, 2014
2012-034-06	232667 (IS)		May 18, 2014

On an “as is” basis as of the Effective Date

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Exhibit B

Company Diligence Milestones

Diligence Requirements. Licensee shall use best efforts and shall cause its Affiliates and sublicensees to use best efforts to develop Rice Licensed Products and to introduce Rice Licensed Products into the commercial market; thereafter, Licensee or its Affiliates or sublicensees shall make Rice Licensed Products reasonably available to the public. Specifically, Licensee shall fulfill the following obligations:

(a)	Licensee shall submit a commercialization plan prior to the Effective Date of this Agreement.

(b)

Licensee shall furnish Rice a written report consistent with Section 3.4 on the progress of its efforts during the immediately preceding calendar year to develop and commercialize Rice Licensed Products. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c)	Licensee shall fund no less than one hundred and eighty thousand dollars (US$180,000) of research toward the development of Rice Licensed Products over a nine-month period beginning in 2015.

(d)	Licensee shall develop a working prototype of a Rice Licensed Product by July 1, 2016.

(e)

Licensee shall make a first commercial sale of a Rice Licensed Product in the Field of Use on or before December 31, 2016 and shall thereafter keep such Rice Licensed Product available for sale in such field.

(f)	Licensee shall enter into a sub-license or joint venture with an industrial partner by December 31, 2017 for industrial scale production of Rice Licensed Products.

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